Exhibit 5

[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

March 17, 2005

Terra Industries Inc.

Terra Centre

600 Fourth Street, P.O. Box 6000

Sioux City, Iowa 51102

Re:

Terra Industries Inc., a Maryland corporation (the “Company”) – Registration Statement on Form S-3 pertaining to (i) common share purchase warrants (the “Warrants”) to purchase up to Four Million (4,000,000) common shares, without par value, of the Company (“Common Shares”), and (ii) Four Million (4,000,000,) common shares (the “Warrant Shares”) of the Company, without par value, issuable upon exercise of the Warrants, to be offered by certain stockholders of the Company

Ladies	and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of each of the Warrants and the Warrant Shares under the Securities Act of 1933, as amended (the “Act”), pursuant to a registration statement on Form S-3 filed or to be filed with the Securities and Exchange Commission (the “Commission”) on or about March 17, 2005, and any amendment thereto, if any are to be filed with the Commission subsequent to the date hereof (the “Registration Statement”). You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)

the corporate charter of the Company (the “Charter”) represented by Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on June 2, 1978, Articles of Amendment filed with the Department on June 16, 1981, Articles of Amendment filed with the Department on April 26, 1983, Articles of Amendment and Restatement filed with the Department on July 1, 1983, Articles Supplementary filed with the Department on July 27, 1983, Converted Amendment filed with the Department on June 15, 1984, Articles of Amendment filed with the Department on November 26, 1984, Articles Supplementary filed with the Department on June 9, 1987, Articles of Amendment filed with the Department on May 9, 1988, Articles of Amendment and Restatement filed with the Department on September 11, 1989, Articles of Amendment with Name Change filed

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Terra Industries, Inc.

March 17, 2005

with the Department on May 5, 1992, Articles Supplementary filed with the Department on October 13, 1994, Articles of Merger of Agricultural Minerals and Chemicals, Inc., a Delaware corporation into the Company filed with the Department on October 20, 1994, Articles of Merger of Huntting Elevator Company, a South Dakota corporation and the Company filed with the Department on June 26, 1997, Articles Supplementary filed with the Department on October 14, 2004, Articles Supplementary filed with the Department on December 20, 2004, Certificate of Correction filed with the Department on February 11, 2005 and Articles Supplementary filed with the Department on February 18, 2005;

(ii)	the Bylaws of the Company, as adopted on June 6, 1978 as amended through October 7, 1991 (the “Bylaws”);

(iii)	Action by Written Consent of the Sole Member of the Board of Directors of the Company dated as of June 6, 1978 (the “Organizational Minutes”);

(iv)	the resolutions adopted by the Board of Directors of the Company, or a committee thereof, on February 16, 2005 and February 28, 2005 (together with the Organizational Minutes, the “Directors’ Resolutions”);

(v)	the Registration Statement;

(vi)	the Warrant Agreement (the “Warrant Agreement”) dated as of December 21, 2004 among the Company, Perry Principals Investments LLC (“Perry”), Citigroup Financial Products Inc. (“Citigroup”), and Varde Investment Partners, L.P. (“Varde”);

(vii)	each of (a) the warrant certificate (No. W-1) issued by the Company to Perry granting Perry the right to purchase up to 1,860,000 Common Shares (the “Perry Certificate”), (b) the warrant certificate (No. W-2) issued by the Company to Citigroup granting Citigroup the right to purchase up to 1,240,000 Common Shares (the “Citigroup Certificate”), and (c) the warrant certificate (No. W-3) issued by the Company to Varde granting Varde the right to purchase up to 900,000 Common Shares (the “Varde Certificate”, and together with the Perry Certificate and the Citigroup Certificate, the “Warrant Certificates”), all of which evidence the Warrants;

(viii)	the Amended and Restated Term Loan, Guarantee and Security Agreement among Mississippi Chemical Corporation, as borrower, and the subsidiaries of Mississippi Chemical Corporation named therein, the

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Terra Industries, Inc.

March 17, 2005

Company. and the subsidiaries of the Company named therein and lenders party thereto, And Citicorp North America, Inc., as Administrative Agent originally dated as of July 1, 2004 and amended and restated as of December 21, 2004, and Citigroup Global Markets Inc. and Perry Principals Investments, LLC, as Joint Lead Arrangers (the “Loan Agreement”);

(ix)	the Warrant Letter dated August 6, 2004 from each of Perry, Citigroup and Varde to the Company (the “Warrant Letter”);

(x)	the Registration Rights Agreement dated as of December 21, 2004 among the Company and the warrant holders named therein (the “Registration Rights Agreement”);

(xi)	a certificate of Francis G. Meyer, the Senior Vice President and Chief Financial Officer of the Company, and Mark A. Kalafut, the Corporate Secretary of the Company, of even date herewith (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Directors’ Resolutions, the Loan Agreement, the Warrant Letter, the Warrant Agreement, the Warrant Certificates and the Registration Rights Agreement are true, correct and complete and that and that the Charter, the Bylaws, the Directors’ Resolutions, the Loan Agreement, the Warrant Letter, the Warrant Agreement, the Warrant Certificates and the Registration Rights Agreement have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate and certifying as to the issuance of the Warrants and the receipt of the consideration therefor and the form, approval, execution and delivery of the Loan Agreement, the Warrant Letter, Warrant Agreement, the Warrant Certificates and the Registration Rights Agreement;

(xii)	a status certificate of the Department, dated March 9, 2005, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland; and

(xiii)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Terra Industries, Inc.

March 17, 2005

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)	any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all representations, statements, certifications and information contained in the Documents are true, correct and complete without regard to any knowledge qualifier contained therein; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)	each of the parties thereto (other than the Company) has duly and validly authorized, executed and delivered each instrument, document and agreement in connection with the transactions contemplated by each of the Loan Agreement, the Warrant Letter, the Warrant Agreement, the Warrant Certificates and the Registration Rights Agreement to which such party is a signatory and such party’s obligations set forth therein are its legal, valid and binding obligations, enforceable in accordance with their respective terms;

(e)	the issuance and sale by the Company of the Warrants complied with, and the issuance by the Company of the Warrant Shares will comply with, all federal and state securities laws, or an exemption from such federal and/or state securities laws was or will be available with respect to such issuance and sale;

(f)	on or after the date of the issuance of the Warrants and prior to the date hereof, Varde assigned and transferred to those entities listed under the caption “Selling Securityholders” under the column titled “Selling Securityholder” in the Registration Statement that number of Warrants set forth opposite such Selling Securityholder’s name;

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Terra Industries, Inc.

March 17, 2005

(g)	upon each issuance of any of the Warrant Shares subsequent to the date hereof, the total number of Common Shares of the Company issued and outstanding, will not exceed the total number of Common Shares that the Company is authorized to issue under its Charter; and

(h)	the issuance and delivery of the Warrant Shares issuable upon the exercise of the Warrants will not constitute a Business Combination with an Interested Stockholder or an Affiliate thereof (all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law).

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

(2)	The issuance of the Warrants has been duly authorized and approved by all necessary corporate action on the part of the Company and the Warrants have been issued and delivered in exchange for the consideration therefor.

(3)	The Warrant Shares have been duly authorized and reserved for issuance in accordance with the Directors’ Resolutions and if, as and when the Warrant Shares are issued upon the exercise of the Warrants, in exchange for the consideration therefor as provided in and all in accordance with, and subject to, the terms and conditions of, the Warrant Agreement and the Warrant Certificate relating to such Warrant Shares, such Warrant Shares will be duly authorized, validly issued and fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Terra Industries, Inc.

March 17, 2005

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/    Ballard Spahr Andrews &

Ingersoll, LLP